Exhibit 4.10

FREMANTLE ESCROW AGREEMENT

Re: Shares of Peace Arch Entertainment Group Inc.

The undersigned refer to: the Conversion Right Assumption Agreement (the "Conversion Assumption Agreement") of even date among Peace Arch Project Development Corp., Fremantlemedia Enterprises Ltd., and others, by which PAPDC is assuming among other things all of the obligations of Peace Arch Entertainment Group Inc. to Fremantlemedia Enterprises Ltd. under a Conversion Right Certificate dated January 21, 2003 issued by PAE to Fremantle; and to the Pledge Agreement (the Pledge Agreement") of even date between  PAPDC and Fremantle by which certain shares of PAE are pledged by PAPDC to Fremantle.

Unless otherwise indicated, terms used herein have the same meanings as ascribed to them in the Conversion Assumption Agreement and the Pledge Agreement.

IN CONSIDERATION OF the sum of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties agree as follows

1.

The parties hereby agree that the Shares shall be held in the possession of the undersigned escrow agent (the "Escrow Agent") on behalf of the parties as their interests may appear from time to time under the terms of the Agreements (as defined below).

2.

The Escrow Agent acknowledges having received a copy of each of the Conversion Right Certificate, the Conversion Right Assumption Agreement, and the Pledge Agreement (collectively the "Agreements"), and that the Escrow Agent is familiar with and understands the terms thereof.

3.                   The Escrow Agent shall not be required to act except in accordance with the express provisions of the Pledge Agreement, or in accordance with the joint written direction of the other parties hereto.

4.          Each of PAPDC and Fremantle agrees to give to the Escrow Agent a copy of all notices it gives to the other party hereto.

5.          The Escrow Agent shall not release any Disputed Shares except by written instruction of the other parties hereto, or under a final and conclusive order of a court of competent jurisdiction.

6.

       The Escrow Agent hereby accepts the Escrow Agent's duties and obligations under this agreement, provided that the Escrow Agent shall not be liable in any manner whatsoever for

7.

the sufficiency, correctness, genuineness, or validity of any certificate or documents deposited with the Escrow Agent and the Escrow Agent shall have no duties except those which are expressly set forth herein.

8.

PAPDC shall be liable to pay the Escrow Agent's fees and expenses for acting under this agreement.

9.

The Escrow Agent acts hereunder as an Escrow Agent and a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with the Escrow Agent, by or on behalf of a party referred to herein, or for the form or execution of such instrument, or for the identity, authority or rights of any person executing or depositing it.

10.

The Escrow Agent shall not be required to take notice of any default or take any action with respect to such default involving any expense or liability, unless notice in writing of such default is given to the Escrow Agent and unless the Escrow Agent is indemnified, in a manner satisfactory to the Escrow Agent, against such expense or liability.

11.

The Escrow Agent shall be entitled to rely upon any written notice, request, waiver, consent, receipt or other paper or document signed by the proper party or parties.

12.

The Escrow Agent shall not be liable for any act done or step taken or omitted by the Escrow Agent in good faith, or for any mistake of fact or law, or for anything which the Escrow Agent may do or refrain from doing in connection herewith.

13.

The Escrow Agent agrees to resign as such upon receipt of a written request from Fremantle and PAPDC and to turn the Pledged Shares over to such successor Escrow Agent as Fremantle and PAPDC may direct in writing.

14.

In the event of any disagreement among the parties to this agreement or among them or any of them and any other person, resulting in adverse claims and/or demands being made in connection with or for any property involved herein or affected hereby, subject to any applicable court order or judgment, the Escrow Agent shall be entitled, at the Escrow Agent’s option, to refuse to comply with any claims or demands on the Escrow Agent, as long as such disagreement shall continue, and in so refusing Escrow Agent may make no delivery or other disposition of any property involved herein or affected hereby, and in so doing Escrow Agent shall not be or become liable in any way or to any person for the Escrow Agent’s failure or refusal to comply with such conflicting or adverse demands.

15.

Any notice, demand or other communication required or permitted to be given to any party hereunder shall be in writing and may be made or given by facsimile transmission or by delivering the same in the case of Fremantle or PAPDC, as set forth in the Pledge Agreement, and in the case of the Escrow Agent to: 402-220 Duncan Mill Road, Toronto M3B 3J5 Fax: (416) 386-1373

and shall be conclusively deemed to have been received by the addressee, if sent by facsimile transmission or by delivery, then on the business day so sent or delivered.

IN WITNESS WHEREOF this agreement has been executed as of the 31st day of May, 2004.

/S/ Richard Watson_________________

RICHARD WATSON as Escrow Agent

FREMANTLEMEDIA ENTERPRISES LTD.

By:/S/ Sarah Tipay ___________________________

PEACE ARCH PROJECT DEVELOPMENT CORP.

By:/S/ John Curtis_____________________________